Exhibit 4.5

List of Omitted Warrants to Purchase Common Stock

dated as of September 3, 2009

1.             Warrant to Purchase Common Stock between GI Partners Fund III, L.P. and the Company in the amount of 1,078,750 shares for $6,962,626.44 and other good and valuable consideration.

2.             Warrant to Purchase Common Stock between GI Partners Fund III-A, L.P. and the Company in the amount of 28,125 shares for $181,806.34 and other good and valuable consideration.

3.             Warrant to Purchase Common Stock between GI Partners Fund III-B, L.P. and the Company in the amount of 143,125 shares for $923,567.21 and other good and valuable consideration.